Exhibit 5.1

December 5, 2013	ATTORNEYS AT LAW 100 North Tampa Street, Suite 2700 Tampa, FL 33602-5810 P.O. Box 3391 Tampa, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX www.foley.com CLIENT/MATTER NUMBER 078489-0103

Liquidmetal Technologies, Inc. 30452 Esperanza Rancho Santa Margarita, California 92688

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Liquidmetal Technologies, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"), including a related prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C (the "Prospectus") under the Securities Act of 1933, as amended, and the sale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 102,024,643 shares of the Company's common stock, $0.001 par value per share, (the "Shares"), in the manner set forth in the Registration Statement. The Shares consist of (i) up to 96,555,893 shares of common stock issued and issuable by the Company pursuant to the Common Stock Purchase Agreement, dated November 8, 2013 (the “Purchase Agreement”), among the Company, Kingsbrook Opportunities Master Fund LP, Tech Opportunities LLC and Iroquois Master Fund Ltd., described in the Registration Statement and (ii) up to 5,468,750 shares of common stock issuable by the Company upon the exercise the warrants (the “Warrants”) described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company's Amended and Restated Certificate of Incorporation; the Company’s Bylaws; and minutes, resolutions and records of the Company’s Board of Directors authorizing the Company’s entry into the Purchase Agreement and the issuance of the Warrants, together with certain related matters, and we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the laws of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

BOSTON BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Liquidmetal Technologies, Inc.

December 5, 2013

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders have been duly authorized and, when the Shares have been issued in accordance with the terms of the applicable agreements, upon receipt of the consideration contemplated thereby, will be validly issued, fully paid and nonassessable. We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Best regards, /s/ Foley & Lardner LLP Foley & Lardner LLP